The New York Times Company Reports Second-Quarter 2026 Results

NEW YORK, August 5, 2026 – The New York Times Company (NYSE: NYT) announced today second-quarter 2026 results.
Key Highlights
•Digital-only subscription revenues grew 16.4 percent year-over-year, driven by growth in both digital-only subscribers and digital-only average revenue per user (“ARPU”). The Company added approximately 280,000 net digital-only subscribers compared with the end of the first quarter of 2026, bringing the total number of subscribers to 13.35 million. Digital-only ARPU increased 3.1 percent year-over-year to $9.94.
•Digital advertising revenues increased 20.7 percent year-over-year primarily due to strong marketer demand and growth in advertising supply.
•Affiliate, licensing and other revenues increased 7.1 percent year-over-year.
•Operating costs increased 11.2 percent year-over-year and adjusted operating costs (defined below) increased 10.0 percent year-over-year, largely as a result of higher compensation and benefits expenses, primarily relating to our journalism, as well as higher marketing and promotion costs.
•Operating profit increased 10.8 percent year-over-year to $118.0 million, while adjusted operating profit (defined below) increased 16.1 percent year-over-year to $155.3 million.
•Operating profit margin was flat year-over-year at 15.5 percent, while adjusted operating profit margin (defined below) increased to 20.4 percent, a year-over-year increase of approximately 90 basis points.
•Diluted earnings per share for the quarter was $0.57, a $0.07 increase year-over-year and adjusted diluted earnings per share (defined below) was $0.69, a $0.11 increase year-over-year.

Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “Q2 was another strong quarter for The Times, driven by the consistent execution of our strategy. Our results reflect the increasingly rare and valuable nature of our products, and the durability of our business model. By continuing to invest in independent, high-quality journalism and market-leading lifestyle products—and leaning into our opportunity in video—we’re becoming even more essential to even more people. In a rapidly changing media landscape, we believe we are well positioned to continue building a larger, more profitable company.”

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), digital-only ARPU and per share data)

	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
Total subscribers(1)	13,350	13,080	12,780	12,330	11,880
Digital-only subscribers(1)	12,800	12,520	12,210	11,760	11,300
Digital-only subscribers quarterly net additions(1)	280	310	450	460	230
Digital-only ARPU	$9.94	$9.77	$9.72	$9.79	$9.64
% change year-over-year	3.1%	2.4%	0.7%	3.6%	3.2%

Digital-only subscription revenues	$407.9	$389.0	$381.5	$367.4	$350.4
% change year-over-year	16.4%	16.1%	13.9%	14.0%	15.1%
Digital advertising revenues	$114.0	$93.3	$147.2	$98.1	$94.4
% change year-over-year	20.7%	31.6%	24.9%	20.3%	18.7%
Total revenues	$762.5	$712.2	$802.3	$700.8	$685.9
% change year-over-year	11.2%	12.0%	10.4%	9.5%	9.7%

Total operating costs	$644.4	$621.6	$640.7	$596.0	$579.3
% change year-over-year	11.2%	7.7%	10.5%	5.8%	6.2%
Adjusted operating costs(2)	$607.2	$594.3	$610.0	$569.4	$552.1
% change year-over-year	10.0%	9.4%	9.7%	6.2%	6.1%

Operating profit	$118.0	$90.6	$161.6	$104.8	$106.6
Operating profit margin %	15.5%	12.7%	20.1%	15.0%	15.5%
Adjusted operating profit (“AOP”)(2)	$155.3	$117.9	$192.3	$131.4	$133.8
AOP margin %(2)	20.4%	16.6%	24.0%	18.7%	19.5%

Diluted earnings per share (“EPS”)	$0.57	$0.54	$0.79	$0.50	$0.50
Adjusted diluted EPS(2)	$0.69	$0.61	$0.89	$0.59	$0.58
Diluted shares	163.0	163.7	164.4	164.4	164.3
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Non-GAAP financial measure. See “Comparisons”, “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2026 to the second quarter of 2025.
Second quarter 2026 results included the following special items:
•$4.6 million of pre-tax litigation-related costs ($3.4 million, or $0.02 per share, after tax) in connection with certain lawsuits alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with the development of generative artificial intelligence products (“Generative AI Litigation Costs”). Management determined to report Generative AI Litigation Costs as a special item beginning in the first quarter of 2024 because, unlike other litigation expenses, the Generative AI Litigation Costs arise from discrete, complex and unusual proceedings and do not, in management’s view, reflect the Company’s ongoing business operational performance.
•a $9.2 million charge ($6.8 million, or $0.04 per share, after tax) in connection with the Company’s withdrawal from a multiemployer pension plan.
Second quarter 2025 results included the following special item:
•$3.5 million of Generative AI Litigation Costs ($2.6 million, or $0.02 per share, after tax).
This release refers to certain non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted operating costs, adjusted diluted EPS and free cash flow. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details, including a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Consolidated Results
Subscription Revenues
Total subscription revenues increased 11.7 percent to $537.9 million compared with $481.4 million in the second quarter of 2025. Subscription revenues from digital-only products increased 16.4 percent to $407.9 million due to higher average digital-only subscribers and higher digital-only ARPU. Print subscription revenues decreased 0.8 percent to $130.0 million, primarily due to lower single-copy and domestic home-delivery revenues.
Subscribers and Net Additions
The Company ended the second quarter of 2026 with approximately 13.35 million subscribers to its print and digital products, including approximately 12.80 million digital-only subscribers.
Compared with the end of the first quarter of 2026, there was a net increase of approximately 280,000 digital-only subscribers. Compared with the end of the second quarter of 2025, there was a net increase of approximately 1,500,000 digital-only subscribers.
Average Revenue Per User
Digital-only average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital-only subscriber base, represents the average revenue per digital-only subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber and ARPU Information in the exhibits.
Digital-only ARPU was $9.94 for the second quarter of 2026, an increase of 3.1 percent compared with the second quarter of 2025 driven primarily by subscribers transitioning from promotional to higher prices and price increases on certain tenured subscribers.
Advertising Revenues
Total advertising revenues increased 11.3 percent to $149.1 million compared with $134.0 million in the second quarter of 2025. Digital advertising revenues increased 20.7 percent to $114.0 million, primarily due to strong marketer demand and growth in advertising supply. Print advertising revenues decreased 11.1 percent to $35.2 million.
Affiliate, Licensing and Other Revenues
Affiliate, licensing and other revenues increased 7.1 percent to $75.5 million compared with $70.5 million in the second quarter of 2025, primarily as a result of higher Wirecutter affiliate referral revenues, which benefited from a shift in the timing of a marketing promotion by one of our partners.
Total Revenues
In the aggregate, subscription; advertising; and affiliate, licensing and other revenues for the second quarter of 2026 increased 11.2 percent to $762.5 million from $685.9 million in the second quarter of 2025.

Operating Costs
Total operating costs increased 11.2 percent in the second quarter of 2026 to $644.4 million compared with $579.3 million in the second quarter of 2025. Operating costs in the second quarter of 2026 included, as special items, Generative AI Litigation Costs of $4.6 million and a charge in connection with the Company’s withdrawal from a multiemployer pension plan of $9.2 million. Operating costs in the second quarter of 2025 included, as a special item, Generative AI Litigation Costs of $3.5 million. Adjusted operating costs increased 10.0 percent to $607.2 million from $552.1 million in the second quarter of 2025.
Cost of revenue increased 8.6 percent to $367.8 million compared with $338.8 million in the second quarter of 2025, primarily due to higher compensation and benefits expenses relating to our journalism.
Sales and marketing costs increased 23.6 percent to $85.5 million compared with $69.2 million in the second quarter of 2025, primarily due to higher marketing and promotion expenses and higher advertising compensation and benefits expenses.
Product development costs increased 10.0 percent to $70.4 million compared with $63.9 million in the second quarter of 2025, primarily due to higher compensation and benefits expenses and higher software and licensing expenses.
General and administrative costs increased 3.9 percent to $85.8 million compared with $82.6 million in the second quarter of 2025, primarily due to higher compensation and benefits expenses, partially offset by a net favorable impact from foreign currency cash flow hedges.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the second quarter of 2026 was $10.8 million compared with $9.8 million in the second quarter of 2025. The increase was primarily a result of higher cash and marketable securities balances.
Income Taxes
The Company had income tax expense of $31.8 million in the second quarter of 2026 compared with $28.7 million in the second quarter of 2025. The increase in income tax expense in the second quarter of 2026 was primarily due to higher pre-tax income. The effective income tax rate was 25.4 percent in the second quarter of 2026 and 25.7 percent in the second quarter of 2025. The effective income tax rates for the second quarters of 2026 and 2025 were higher than the federal statutory tax rate primarily due to state and local income taxes, partially offset by federal tax credits for research and development.
Earnings Per Share
Diluted EPS in the second quarter of 2026 was $0.57 compared with $0.50 in the second quarter of 2025. The increase in diluted EPS was primarily driven by higher operating profit. Adjusted diluted EPS was $0.69 in the second quarter of 2026 compared with $0.58 in the second quarter of 2025.
Liquidity
As of June 30, 2026, the Company had cash and marketable securities of $1.22 billion, an increase of $48.5 million from $1.17 billion as of December 31, 2025.
The Company has a $400 million unsecured revolving line of credit. As of June 30, 2026, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by operating activities in the first six months of 2026 was $286.5 million compared with $212.7 million in the same period of 2025. Free cash flow in the first six months of 2026 was $265.7 million compared with $193.2 million in the same period of 2025. Net cash provided by operating activities in the first six months of 2025 included net proceeds of approximately $33 million in connection with the lease and subsequent sale of approximately four acres of excess land at our printing and distribution facility in College Point, N.Y., which was finalized in February 2025.
The One Big Beautiful Bill Act (“OBBBA”) resulted in lower cash tax payments of $65 million for the fiscal year ended December 31, 2025. The Company expects lower cash tax payments of approximately $60 million in total for the fiscal year ending December 31, 2026, and does not expect the majority of this cash flow benefit to recur beyond fiscal 2026.
Share Repurchases
During the quarter ended June 30, 2026, the Company repurchased 473,691 shares of its Class A Common Stock for an aggregate purchase price of approximately $35.4 million. As of July 31, 2026, approximately $239.7 million remains available and authorized for repurchases.
Capital Expenditures
Capital expenditures totaled approximately $10 million in each of the second quarters of 2026 and 2025.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the third quarter of 2026 compared with the third quarter of 2025.

The New York Times Company

Digital-only subscription revenues	increase 12 - 15%
Total subscription revenues	increase 9 - 11%

Digital advertising revenues	increase mid-to-high-teens
Total advertising revenues	increase high-single-to-low-double-digits

Affiliate, licensing and other revenues	increase low-to-mid-single-digits

Adjusted operating costs	increase 8 - 9%
The Company expects the following on a pre-tax basis in 2026:
•Depreciation and amortization: approximately $85 million, which includes approximately $25-$30 million of acquired intangible assets amortization,
•Interest income and other, net: approximately $45-$50 million, and
•Capital expenditures: approximately $35-$45 million.
Conference Call Information
The Company’s second-quarter 2026 earnings conference call will be held on Wednesday, August 5, 2026, at 8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com.
Participants can pre-register for the conference call at https://dpregister.com/sreg/10207999/103ba2b3221, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 1-844-413-3940 (in the U.S.) or 1-412-858-5208 (international).
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. An audio replay will also be available at 1-855-669-9658 (in the U.S.) and 1-412-317-0088 (international) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, August 19. The passcode for accessing the audio replay via phone is 6177101.
About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 13 million subscribers across a diverse array of print and digital products — including news, games, sports, cooking and shopping advice— The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our audience and subscriber base; our dependence on third-party platforms for attracting, retaining and monetizing a significant portion of our users and for our ability to maintain and grow our licensing revenues; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; the risks and challenges associated with investments we make in new and existing products and services; damage to our brand or reputation from negative perceptions or publicity or otherwise; risks associated with generative artificial intelligence technology; economic, market and political conditions or other events or conditions; risks associated with the international scope of our business and foreign operations; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with expectations relating to governance, environmental and social matters, and any related reporting obligations; risks associated with acquisitions, divestitures, investments and other strategic transactions; risks associated with litigation or governmental investigations; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with evolving laws and regulations with respect to privacy, data protection and consumer marketing and subscriptions practices; payment processing risk; our dependence on continued and unimpeded access to the internet and cloud-based hosting services we utilize; risks associated with attracting and maintaining a highly talented workforce; the impact of labor negotiations and collective bargaining agreements; potential limits on our operating flexibility due to the fixed nature of our employee-related and printing and distribution costs; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; potential limits on our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release refers to certain non-GAAP financial measures, including adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. Refer to “Reconciliation of Non-GAAP Financial Measures” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber and ARPU Information
Reconciliation of Non-GAAP Financial Measures

Contacts:
Media:	Danielle Rhoades Ha, 212-556-4317; danielle.rhoades-ha@nytimes.com
Investors:	Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2026	2025	% Change	2026	2025	% Change
Revenues
Subscription(a)	$537,880	$481,420	11.7%	$1,054,751	$945,677	11.5%
Advertising(b)	149,123	133,974	11.3%	275,947	242,050	14.0%
Affiliate, licensing and other(c)	75,452	70,479	7.1%	143,993	134,056	7.4%
Total revenues	762,455	685,873	11.2%	1,474,691	1,321,783	11.6%
Operating costs
Cost of revenue (excluding depreciation and amortization)	367,841	338,779	8.6%	730,777	673,416	8.5%
Sales and marketing	85,509	69,165	23.6%	162,772	135,124	20.5%
Product development	70,350	63,940	10.0%	140,543	130,479	7.7%
General and administrative	85,767	82,552	3.9%	172,219	162,465	6.0%
Depreciation and amortization	21,123	21,396	(1.3)%	41,686	42,774	(2.5)%
Generative AI Litigation Costs(d)	4,628	3,490	32.6%	8,840	7,887	12.1%
Multiemployer pension plan liability adjustments(e)	9,219	—	*	9,219	4,453	*
Total operating costs	644,437	579,322	11.2%	1,266,056	1,156,598	9.5%
Operating profit	118,018	106,551	10.8%	208,635	165,185	26.3%
Other components of net periodic benefit costs	(3,637)	(4,639)	(21.6)%	(7,219)	(9,277)	(22.2)%
Interest income and other, net	10,834	9,752	11.1%	22,117	19,724	12.1%
Income before income taxes	125,215	111,664	12.1%	223,533	175,632	27.3%
Income tax expense	31,797	28,719	10.7%	42,193	43,136	(2.2)%
Net income	$93,418	$82,945	12.6%	$181,340	$132,496	36.9%
Average number of common shares outstanding:
Basic	162,038	163,331	(0.8)%	162,057	163,576	(0.9)%
Diluted	163,042	164,346	(0.8)%	163,374	164,787	(0.9)%
Basic earnings per share attributable to common stockholders	$0.58	$0.51	13.7%	$1.12	$0.81	38.3%
Diluted earnings per share attributable to common stockholders	$0.57	$0.50	14.0%	$1.11	$0.80	38.8%
Dividends declared per share	$0.23	$0.18	27.8%	$0.46	$0.36	27.8%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a) The following table summarizes digital-only and print subscription revenues for the second quarters and first six months of 2026 and 2025:

	Second Quarter			Six Months
	2026	2025	% Change	2026	2025	% Change
Digital-only subscription revenues(1)	$407,927	$350,353	16.4%	$796,971	$685,379	16.3%
Print subscription revenues(2)	129,953	131,067	(0.8)%	257,780	260,298	(1.0)%
Total subscription revenues	$537,880	$481,420	11.7%	$1,054,751	$945,677	11.5%
(1)Includes bundled subscriptions and standalone subscriptions to our news product, as well as to The Athletic and to our Audio, Cooking, Games and Wirecutter products.
(2)Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and other subscriptions.

(b) The following table summarizes digital and print advertising revenues for the second quarters and first six months of 2026 and 2025:

	Second Quarter			Six Months
	2026	2025	% Change	2026	2025	% Change
Digital advertising revenues	$113,961	$94,422	20.7%	$207,216	$165,287	25.4%
Print advertising revenues	35,162	39,552	(11.1)%	68,731	76,763	(10.5)%
Total advertising revenues	$149,123	$133,974	11.3%	$275,947	$242,050	14.0%
(c)Affiliate, licensing and other revenues primarily include revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, our live events business and retail commerce. Digital affiliate, licensing and other revenues, which consist primarily of Wirecutter affiliate referral revenue and digital licensing revenues, totaled $50.1 million and $95.3 million for the second quarter and first six months of 2026, respectively.
(d)In the second quarter and first six months of 2026, the Company recorded $4.6 million ($3.4 million, or $0.02 per share, after tax) and $8.8 million ($6.5 million, or $0.04 per share, after tax), respectively, of pre-tax litigation-related costs in connection with certain lawsuits alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with the development of generative artificial intelligence products. In the second quarter and first six months of 2025, the Company recorded $3.5 million ($2.6 million, or $0.02 per share, after tax) and $7.9 million ($5.8 million, or $0.04 per share, after tax), respectively, of pre-tax litigation-related costs.
(e)In the second quarter of 2026, the Company recorded a $9.2 million charge ($6.8 million, or $0.04 per share, after tax) in connection with the Company’s withdrawal from a multiemployer pension plan. In the first six months of 2025, the Company recorded a $4.5 million charge ($3.3 million, or $0.02 per share, after tax) related to a multiemployer pension plan liability adjustment.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER AND ARPU INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product (which includes our news website, NYTimes.com, and mobile applications), as well as to The Athletic and to our Audio, Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to each of these products.
A subscriber is defined as a user who has subscribed (and for whom a valid method of payment has been provided) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth, for the five most recent fiscal quarters, (i) subscribers as of the end of the quarter and (ii) ARPU relating to digital-only subscribers for the quarter:

	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
Digital-only subscribers(1)	12,800	12,520	12,210	11,760	11,300
Print subscribers(2)	550	560	570	570	580
Total subscribers	13,350	13,080	12,780	12,330	11,880

Digital-only ARPU(3)	$9.94	$9.77	$9.72	$9.79	$9.64
(1)Includes group corporate, group education subscriptions and subscribers related to family subscriptions. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate. Each family subscription is priced higher than a comparable individual subscription and is counted as one billed subscriber and one additional subscriber to reflect the additional entitlements in these subscriptions.
(2)Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products.
(3)ARPU metrics are calculated by dividing the digital-only subscription revenues in the quarter by the average number of digital-only subscribers (calculated as the weighted average of each month's daily average subscribers) divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle.
The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In this release, the Company has referred to non-GAAP financial information with respect to adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs, and beginning in 2024, Generative AI Litigation Costs, as well as other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Management determined to report Generative AI Litigation Costs as a special item and thus exclude them beginning in 2024 because, unlike other litigation expenses which are not excluded, the Generative AI Litigation Costs arise from discrete, complex and unusual proceedings and do not, in management’s view, reflect the Company’s ongoing business operational performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components of other postretirement benefits and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Second Quarter			Six Months
	2026	2025	% Change	2026	2025	% Change
Diluted EPS	$0.57	$0.50	14.0%	$1.11	$0.80	38.8%
Add:
Amortization of acquired intangible assets	0.04	0.04	—	0.09	0.08	12.5%
Severance	0.01	0.01	—	0.02	0.02	—
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.01	0.02	(50.0)%
Other components of net periodic benefit costs	0.02	0.03	(33.3)%	0.04	0.06	(33.3)%
Special items:
Generative AI Litigation Costs	0.03	0.02	50.0%	0.05	0.05	—
Multiemployer pension plan liability adjustments	0.06	—	*	0.06	0.03	*
Income tax expense of adjustments	(0.04)	(0.03)	33.3%	(0.07)	(0.07)	—
Adjusted diluted EPS(1)	$0.69	$0.58	19.0%	$1.31	$0.99	32.3%
(1)Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2026	2025	% Change	2026	2025	% Change
Operating profit	$118,018	$106,551	10.8%	$208,635	$165,185	26.3%
Add:
Depreciation and amortization	21,123	21,396	(1.3)%	41,686	42,774	(2.5)%
Severance	1,172	1,000	17.2%	2,551	3,607	(29.3)%
Multiemployer pension plan withdrawal costs	1,138	1,338	(14.9)%	2,305	2,567	(10.2)%
Generative AI Litigation Costs	4,628	3,490	32.6%	8,840	7,887	12.1%
Multiemployer pension plan liability adjustments	9,219	—	*	9,219	4,453	*
Adjusted operating profit	$155,298	$133,775	16.1%	$273,236	$226,473	20.6%
Divided by:
Revenues	$762,455	$685,873	11.2%	$1,474,691	$1,321,783	11.6%
Operating profit margin	15.5%	15.5%	—	14.1%	12.5%	160 bps
Adjusted operating profit margin	20.4%	19.5%	90 bps	18.5%	17.1%	140 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	Second Quarter			Six Months
	2026	2025	% Change	2026	2025	% Change
Total operating costs	$644,437	$579,322	11.2%	$1,266,056	$1,156,598	9.5%
Less:
Depreciation and amortization	21,123	21,396	(1.3)%	41,686	42,774	(2.5)%
Severance	1,172	1,000	17.2%	2,551	3,607	(29.3)%
Multiemployer pension plan withdrawal costs	1,138	1,338	(14.9)%	2,305	2,567	(10.2)%
Generative AI Litigation Costs	4,628	3,490	32.6%	8,840	7,887	12.1%
Multiemployer pension plan liability adjustments	9,219	—	*	9,219	4,453	*
Adjusted operating costs	$607,157	$552,098	10.0%	$1,201,455	$1,095,310	9.7%
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliations of net cash provided by operating activities before capital expenditures (or free cash flow)

	Six Months
	2026	2025
Net cash provided by operating activities(1)	$286,500	$212,726
Less: Capital expenditures	(20,834)	(19,573)
Free cash flow	$265,666	$193,153
(1)Net cash provided by operating activities for the first six months of 2025 included net proceeds of approximately $33 million in connection with the lease and subsequent sale of approximately four acres of excess land at our printing and distribution facility in College Point, N.Y., which was finalized in February 2025.

	Last Twelve Months(1)
	June 30, 2026	June 30, 2025
Net cash provided by operating activities(2)(3)	$658,263	$489,928
Less: Capital expenditures	(35,245)	(34,692)
Free cash flow	$623,018	$455,236
(1)Last twelve months represents performance covering the preceding 12 months relative to the last day of the quarter.
(2)Net cash provided by operating activities in the last twelve months ended June 30, 2026 was impacted by lower cash tax payments as a result of the OBBBA, as discussed above.
(3)Net cash provided by operating activities in the last twelve months ended June 30, 2025 included net proceeds of approximately $33 million in connection with the sale of excess land in 2025, as discussed above.